CTS Corporation
Form 10-K 2008

EXHIBIT (23)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 20, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting (which report does not include internal control over financial reporting over Tusonix, Inc. acquired during 2008) included in the Annual Report of CTS Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of CTS Corporation on Forms S-3 (Nos. 333-117826, effective August 19, 2004, 333-88448, effective June 5, 2002, and 333-72146, effective November 9, 2001) and on Form S-8 (No. 333-116287, effective June 8, 2004).

/s/ GRANT THORNTON LLP
Chicago, Illinois
February 20, 2009